Exhibit 23.1

Ernst & Young Ltd. 3 Bermudiana Road Hamilton HM 08 P.O. Box HM 463 Hamilton HM BX Bermuda	Tel: +1 441 295 7000 Fax: +1 441 295 5193 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the First Amended and Restated 2016 Long-Term Incentive Plan of RenaissanceRe Holdings Ltd. of our reports dated February 4, 2022, with respect to the consolidated financial statements of RenaissanceRe Holdings Ltd., and the effectiveness of internal control over financial reporting of RenaissanceRe Holdings Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda

May 17, 2022

A member firm of Ernst & Young Global Limited